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                                                                    EXHIBIT 99.1
For immediate release

Contacts:         Jane Ostrander
                  Media Relations
                  847 482-5607
                  jane.ostrander@tenneco-automotive.com

                  Leslie Hunziker
                  Investor Relations
                  847 482-5042
                  leslie.huntziker@tenneco-automotive.com


             TENNECO AUTOMOTIVE GAINS FINANCIAL FLEXIBILITY THROUGH
                 THREE-YEAR AMENDMENT TO SENIOR CREDIT AGREEMENT

-    AMENDMENT RELAXES FINANCIAL COVENANTS THROUGH 2004
-    PROVIDES FLEXIBILITY TO EXCHANGE COMMON STOCK FOR SUBORDINATED DEBT
-    ALLOWS FOR UP TO $200 MILLION IN SALE/LEASE BACK TRANSACTIONS


LAKE FOREST, ILLINOIS, March 12, 2002 - Tenneco Automotive (NYSE: TEN) announced today that it has agreed with its senior lenders to amend the terms of its senior credit facility. These amendments relax the financial covenant ratios Tenneco Automotive was required to maintain through 2004. In addition, the senior lenders also agreed to remove certain restrictions under the existing agreement in order to provide Tenneco Automotive greater financial flexibility.

"We are pleased with the strong support and confidence demonstrated by our senior lenders based on their agreement to a three-year amendment of our $1.4 billion senior credit facility," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "Their support reflects the success we achieved over the last year in reducing costs and generating positive cash flow under very challenging industry conditions."





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The amended agreement allows the company to exclude up to $60 million of cash charges and expenses, before taxes, related to potential future cost reduction initiatives from the calculation of the company's financial covenant ratios. It also permits the company, if it so desires, to execute exchanges of its senior subordinated bonds for shares of its common stock, as well as enter into possible sale/lease back transactions up to $200 million. Proceeds from any sale/lease back transactions would be used to prepay the tranche A, B and C term loans under the senior credit facility on a pro rata basis. These prepayments would offset, dollar for dollar, the next scheduled principal amortization installments on these term loans.

In exchange for these amendments, Tenneco Automotive agreed to limit capital expenditures to $150 million annually through 2004; reduce the size of its revolving credit facility by 10% to $450 million; and increase interest rates on the senior term loans and on borrowings under the revolving credit facility by
0.25 percentage points. The company also agreed to pay each lender that approved the amendment a fee equal to 0.25 percent of that lender's commitment under the senior credit facility.

The amendment relaxes the three financial ratios that Tenneco Automotive is required to maintain under its senior credit facility: a maximum leverage ratio (total debt/EBITDA); a minimum interest coverage ratio (EBITDA/cash interest payments); and a minimum fixed charge coverage ratio (EBITDA - capital expenditures/cash interest payments). For 2002, the maximum leverage ratio was increased from 3.75 to 5.75 at each quarter-end; the minimum interest coverage ratio was reduced from 2.20 in the first, second and third



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quarters and 2.50 in the fourth quarter to 1.60 in the first quarter and 1.65 in the second, third and fourth quarters; and the minimum fixed charge coverage ratio was reduced from 1.25 in each quarter to 0.75 in the first quarter, 0.70 in the second and third quarters and 0.75 in the fourth quarter. (The attached table shows the financial covenant ratio adjustments for each quarter of 2002, 2003 and 2004.)

"The additional financial flexibility provided by this amendment will allow us to continue our aggressive efforts to reduce costs, improve operating margins, and continue to make progress toward our primary goal of reducing debt," said Mark McCollum, senior vice president and chief financial officer for Tenneco Automotive.

Tenneco Automotive is a $3.4 billion manufacturing company with headquarters in Lake Forest, Illinois and 21,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe(R) Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.



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
                                        2002                         2003                       2004
                               ----------------------      ------------------------    ----------------------
                                 Q1    Q2   Q3    Q4        Q1     Q2    Q3     Q4      Q1    Q2     Q3   Q4
 Leverage Ratio
 --------------
         Prior Covenant        3.75  3.75  3.75  3.75      3.50   3.50  3.50   3.50    3.50  3.50  3.50  3.50
         Revised Covenant      5.75  5.75  5.75  5.75      5.75   5.50  5.25   5.00    4.75  4.50  4.25  4.00

 Interest Coverage Ratio
 -----------------------
         Prior Covenant        2.20  2.20  2.20  2.50      2.75   2.75  2.75   2.75    3.00  3.00  3.00  3.00
         Revised Covenant      1.60  1.65  1.65  1.65      1.65   1.75  1.80   1.95    2.10  2.20  2.25  2.35

 Fixed Charge Coverage Ratio
 ---------------------------
         Prior Covenant        1.25  1.25  1.25  1.25      1.50   1.50  1.50   1.50    1.75  1.75  1.75  1.75
         Revised Covenant      0.75  0.70  0.70  0.75      0.80   0.90  0.95   1.00    1.15  1.25  1.35  1.45

